Exhibit (14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Institutional Trust

We consent to the use of our reports dated October 17, 2014, with respect to the financial statements of Western Asset Institutional Tax Free Reserves and Western Asset Institutional AMT Free Municipal Money Market Fund, each a series of Legg Mason Partners Institutional Trust, as of August 31, 2014, incorporated herein by reference and to the references to our firm under the headings “Additional Information about the Target Fund and the Acquiring Fund - Financial Highlights”, “Appendix B – Financial Highlights of Western Asset Institutional Tax Free Reserves”, and “Appendix C – Form of Agreement and Plan of Reorganization – Representations and Warranties” in the Proxy Statement/Prospectus on Form N-14.

New York, New York

June 12, 2015